Exhibit 2

UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VOIP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                                CONVERTIBLE NOTE

         FOR VALUE RECEIVED, VOIP, INC., a Texas corporation (hereinafter called "Borrower"), hereby promises to pay to WQN, Inc., 14911 Quorum Drive, Suite 140, Dallas, Texas 75254 (the "Holder") or its registered assigns or successors in interest or order, without demand, the sum of Three Million Seven Hundred Thousand Dollars ($3,700,000) (the "Principal Amount"), with simple and unpaid interest, beginning from and after the date that is 90 days after the date of this Note, at a rate of 6% thereon, on October 5, 2006 (the "Maturity Date"), if not sooner paid.

         This Note has been entered into pursuant to the terms of an asset purchase agreement, dated of even date herewith (the "Asset Purchase Agreement"), between the Borrower and the Holder and shall be governed by the terms of such Asset Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Asset Purchase Agreement. The following terms shall apply to this Note:


                                   ARTICLE I

                             Interest; Amortization

         1.1 Minimum Monthly Principal Payments. Amortizing payments of the outstanding Principal Amount and interest on this Note shall commence on the one hundred twentieth (120th) day after the date of this Note and on the same day of each month thereafter (each a "Repayment Date") until the Principal Amount has been repaid in full, whether by the payment of cash or by the conversion of such principal and accrued interest into (a) shares of Series A Preferred Stock, par value $0.001 per share (the "Preferred Stock"), if the Borrower has filed a Certificate of Designation establishing a series of Preferred Stock, or (b) shares of common stock, par value $0.001 per share (the "Common Stock"), if the Borrower has not filed a Certificate of Designation establishing a series of Preferred Stock, in each case pursuant to the terms hereof. Subject to Article II below, on each Repayment Date, the Borrower shall make payments to the Holder in the amount of 8.33% of the initial Principal Amount, together with interest accrued on such portion of the initial Principal Amount and any other amounts which are then owing under this Note that have not been paid (collectively, the "Monthly Amount"). Payments made by the Holder or Borrower pursuant to Article II shall be applied first against accrued interest on the Principal Amount and then to Principal Amounts of not yet due Monthly Amounts, commencing with the Monthly Amount next payable and then Monthly Amounts thereafter in chronological order. Any Principal Amount, interest and any other sum arising under the Asset Purchase Agreement and any agreements entered into in connection therewith (the "Transaction Documents") that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

         1.2 Default Interest Rate. Following the occurrence and during the pendency of an Event of Default (as defined in Article IV), which, if susceptible to cure is not cured within twenty (20) days, otherwise then from the first date of such occurrence, the annual interest rate on this Note shall (subject to Section 6.7) automatically be twelve percent (12%), and all outstanding obligations under this Note shall accrue interest from the date of such Event of Default at such interest rate applicable to such obligations until such Event of Default is cured or waived.


                                   ARTICLE II

                               Conversion Rights

         2.1 Holder's Optional Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest and fees due hereon, and any sum arising under the Transaction Documents, (a) into shares of Preferred Stock if the Borrower has filed a Certificate of Designation establishing a series of Preferred Stock, or (b) into shares of Common Stock, if the Borrower has not filed a Certificate of Designation establishing a series of Preferred Stock (in each case, the "Conversion Shares"), subject to the terms and conditions set forth in this Article II. If this Note is converted into shares of Preferred Stock, the number of shares of Preferred Stock into which this Note shall be converted shall be equal to (i) the sum of (x) the principal amount due under this Note, and (y) the amount of accrued but unpaid interest thereon, (ii) divided by ten (10) (the number derived by dividing the amount in clause (i) by the amount in clause (ii) being referred to as the "Conversion Amount"). If this Note is converted into Common Stock, the number of shares of Common Stock into which this Note shall be converted shall be equal to the product of (A) the Conversion Amount, and (B) 9.43, subject to adjustment pursuant to Section 7.14 of the Asset Purchase Agreement (in each case, the number derived pursuant to clauses (i) and (ii) or (A) and (B), is referred to as the "Fixed Conversion Price") as the same may be adjusted pursuant to this Note. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 2.3.

         2.2 Automatic Conversion. This Note shall be automatically converted, without any further action on the part of Holder, at such time as Borrower shall have filed the Articles of Amendment to the Articles of Incorporation attached as Exhibit A hereto, and the Certificate of Designation establishing the Series A Convertible Preferred Stock attached as Exhibit B hereto, with the Secretary of State of the State of Texas, having the relative rights and preferences as set forth therein.

         2.3 Mechanics of Holder's Conversion. In the event that the Holder elects to convert any amounts outstanding under this Note into Conversion Shares, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "Notice of Conversion") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted. The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid. On each Conversion Date and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a "Conversion Date." A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit C. Upon delivery of a Notice of Conversion in proper form, the Principal Amount and interest covered by such Notice of Conversion shall be deemed to be converted for all purposes, without further action required on the part of the Holder or Borrower.

         2.4 Conversion Price Adjustments. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding (the Fixed Conversion Price, as adjusted as provided herein being referred to as the "Conversion Price"), as follows:

               (a) Merger, Sale of Assets, etc. If Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section 2.4 shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

               (b) Reclassification, etc. If Borrower at any time shall, by reclassification or otherwise, change the Preferred Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Preferred Stock immediately prior to such reclassification or other change.

               (c) Stock Splits, Combinations and Dividends. If the shares of Preferred Stock are subdivided or combined into a greater or smaller number of shares of Preferred Stock, or if a dividend is paid on the Preferred Stock in shares of Preferred Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Preferred Stock outstanding immediately after such event bears to the total number of shares of Preferred Stock outstanding immediately prior to such event.

         2.5 Adjustments to Conversion Price for Diluting Issues.

               (a) Special Definitions. For purposes of this Section 2.5, the following definitions shall apply:

                    (i) "Option" shall mean rights, options or warrants to
               subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below), excluding rights or options granted to employees, directors or consultants of the Company pursuant to an option plan adopted by the Board of Directors of Borrower to acquire up to that number of shares of Common Stock as is equal to fifteen (15%) percent of the Common Stock outstanding (provided that, for purposes of this Subsection 2.5(a)(i), all shares of Common Stock issuable upon
               (A) exercise of options granted or available for grant under plans approved by the Board of Directors, (B) conversion of shares of Preferred Stock, or (C) conversion of Preferred Stock issuable upon conversion or exchange of any Convertible Security, shall be deemed to be outstanding).

                    (ii) "Original Issue Date" shall mean the date of this
               Note.

                    (iii) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (iv) "Additional Shares of Common Stock" shall mean all
               shares of Common Stock issued (or, pursuant to Section 2.5(c) below, deemed to be issued) by the Company after the Original Issue Date and other than shares of Common Stock issued or issuable:

                        (A) as a dividend or distribution on the Preferred
                    Stock;

                        (B) by reason of a dividend, stock split, split up or
                    other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (A);

                        (C) upon the exercise of options excluded from the
                    definition of "Option" in Section 2.5(a)(i); or

                        (D) upon conversion of shares of the Preferred Stock.

                    (v) "Rights to Acquire Common Stock" (or "Rights") shall
               mean all rights issued by Borrower to acquire common stock whatever by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

               (b) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Preferred Stock is convertible shall be made, by adjustment in the Conversion Price thereof unless the consideration per share (determined pursuant to Section 2.5(e) below for an Additional Share of Common Stock issued or deemed to be issued by Borrower is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such additional shares.

               (c) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If Borrower at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2.5(e) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (i) No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

                    (ii) Upon the expiration or termination of any unexercised
               Option or Right, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Right shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

                    (iii) In the event of any change in the number of shares of
               Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

               (d) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If Borrower shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to
         Section 2.5(c), but excluding shares issued as a dividend or distribution or upon a stock split or combination as provided in
         Section 2.4(c)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (i) the numerator of which shall be
         (A) the number of shares of Common Stock outstanding immediately after such issue plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Rate; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue.

               (e) Determination of Consideration. For purposes of this Section 2.5(e), the consideration received by Borrower for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (i) Cash and Property: Such consideration shall:

                        (A) insofar as it consists of cash, be computed at the
                    aggregate of cash received by Borrower, excluding amounts paid or payable for accrued interest or accrued dividends;

                        (B) insofar as it consists of property other than cash,
                    be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (C) in the event Additional Shares of Common Stock are
                    issued together with other shares or securities or other assets of Borrower for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                    (ii) Options, Rights and Convertible Securities The
               consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 2.5(c), relating to Options, Rights and Convertible Securities, shall be determined by dividing

                        (a) the total amount, if any, received or receivable by
                    the Company as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

                        (b) the maximum number of shares of Common Stock (as
                    set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         2.6 Statement of Adjustment. Whenever the Conversion Price is adjusted pursuant to Sections 2.4(a) or 2.5 or any Transaction Document, Borrower shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

         2.7 Reservation. During the period the conversion right exists, Borrower will reserve from its authorized and unissued Preferred Stock and Common Stock not less than one hundred percent (100%) of the number of shares to provide for the issuance of the Conversion Shares upon the full conversion of this Note. Borrower represents that upon issuance, such Conversion Shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Preferred Stock upon the conversion of this Note.

         2.8 Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Company. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.


                                  ARTICLE III

                          Events of Default; Remedies

         3.1 Events of Default. The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make the Principal Amount and interest then remaining unpaid thereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

               (a) Borrower should fail for any reason or for no reason to make any payment of the Principal Amount of, interest on or other charges in respect of this Note, within three (3) days of the date the same shall become due and payable (whether on an installment, a Repayment Date or the Maturity Date or by acceleration or otherwise);

               (b) Borrower shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note, or any Transaction Document, or any other note issued, or shall hereinafter be issued to the Holder or its affiliates, which is not cured within the time prescribed or if no time is prescribed, within ten (10) days after written notice to Borrower; or

               (c) Borrower or any subsidiary of Borrower shall commence, or there shall be commenced against Borrower or any subsidiary of Borrower under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Borrower or any subsidiary of Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or any subsidiary of Borrower or there is commenced against Borrower or any subsidiary of Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or Borrower or any subsidiary of Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower or any subsidiary of Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or Borrower or any subsidiary of Borrower makes a general assignment for the benefit of creditors; or Borrower or any subsidiary of Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Borrower or any subsidiary of Borrower shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Borrower or any subsidiary of Borrower for the purpose of effecting any of the foregoing.

         3.2 Remedies. Upon an Event of Default (as defined above), the entire Principal Amount and accrued interest outstanding under this Note, and all other obligations of Borrower under this Note, shall be immediately due and payable without any action on the part of the Holder, interest shall accrue on the unpaid Principal Amount at twelve percent (12%) per year or the highest rate permitted by applicable law, if lower, and the Holder shall be entitled to seek and institute any and all remedies available to it.


                                   ARTICLE IV

                                 Miscellaneous

         4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (x) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (y) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to:
VoIP, Inc., 12330 SW53 Street, Suite 712, Fort Lauderdale, Florida 33330, Attn:
Steven Ivester, President and CEO, telecopier: (954) 434-2877, with a copy by telecopier only to: Ronald L. Brown, Esq., Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas 75201, telecopier: (214) 659-4819, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note.

         4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

         4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

         4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Texas or in the federal courts located in the state of Texas. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

         4.7 Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by the Holder as consideration for this Note exceed the limits imposed by applicable law. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Holder in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Holder's receipt thereof, with the same force and effect as though Borrower had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

         4.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

         4.9 Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

         4.10 Stockholder Status. The Holder shall not have rights as a stockholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a stockholder of the Borrower with respect to the Shares of Preferred Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

         4.11 Security. This Note is secured by that certain Security Agreement, of even date herewith, between Borrower and the Holder.


                            [Signature page follows]

         IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the day of 5th day of October, 2005.



                                            VoIP, INC.


                                            By: /s/ Steven Ivester
                                               ----------------------------
                                               Name:  Steven Ivester
                                               Title: President and CEO


Witness:

/s/ Osvaldo Pitters
----------------------------